SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2003

SYSTEMONE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation)

000-21325	65-0226813

(Commission File Number)	(I.R.S. Employer Identification No.)

8305 N.W. 27th Street Suite 107, Miami, Florida	33122

(Address of principal executive offices)	(Zip Code)

(305) 593-8015
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

     On November 24, 2003, the bankruptcy court administering the reorganization of Safety-Kleen Systems, Inc. (“Safety-Kleen”) entered an order approving the previously disclosed Comprehensive Settlement Agreement (the “Settlement Agreement”) between SystemOne Technologies Inc. (“SystemOne”) and Safety-Kleen. As a result, the Settlement Agreement became fully effective on November 28, 2003 and requires Safety-Kleen to pay the $12 million balance under the Settlement Agreement by no later than March 31, 2004.

     In addition, in light of the Settlement Agreement’s effectiveness, on November 24, 2003, SystemOne agreed in principle to amend its Revolving Credit Loan Agreement, dated as of November 30, 2000, as amended to date (the “Senior Revolver”), with Hansa Finance Limited Liability Company (the “Lender”) to reduce the maximum amount that can be borrowed under the Senior Revolver to the lesser of (A) $3,000,000 or (B) the sum of: (w) 80% of the Qualified Accounts Receivable (as defined), plus (x) 75% of the value of SystemOne’s Qualified Finished Goods Inventory (as defined), plus (y) 50% of the value of SystemOne’s Qualified Raw Materials/Work-in-Process Inventory (as defined). In addition, the Lender agreed to reduce the annual interest rate under the Senior Revolver to 13 percent. To the extent that the amount currently outstanding under the Senior Revolver exceeds the new maximum amount, SystemOne anticipates paying down the Senior Revolver from cash provided from the Settlement Agreement.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMONE TECHNOLOGIES INC.

Date: December 1, 2003	By: /s/ Paul I. Mansur

Paul I. Mansur Chief Executive Officer

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